Exhibit 10.31

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 240.24b-2

LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is made this 21 day of June, 2006 by and between UNIVERSITA DEGLI STUDI DI ROMA “LA SAPIENZA” (fiscal code 80209930587, VAT No. 02133771002), located in Rome, piazzale Aldo Moro, 00185, Rome, Italy (“LICENSOR”), and CAPRICOR INC., a corporation organized and existing under the laws of the State of Delaware and with principal place of business located at 2415 Old Bosley Road, Lutherville, Maryland 21093, United States of America (“LICENSEE”). (LICENSOR and LICENSEE each a “Party”; and together the “Parties” herein).

WHEREAS, LICENSOR is owner by assignment from […***…]; and

WHEREAS, LICENSOR is owner by assignment from the Inventors of all their right, title and interest in the TECHNOLOGY as defined below; and

WHEREAS, LICENSEE wishes to obtain an exclusive license in the TERRITORY to practice the above-referenced invention covered by LICENSED PATENT RIGHTS in the United States and in certain foreign countries, and to make, have made, use, have used, sell and have sold in the commercial market the products made in accordance therewith; and

WHEREAS, LICENSOR wishes to grant such a license to LICENSEE in accordance with the terms of the Agreement.

NOW, THEREFORE in consideration of the foregoing premises, the Parties agree as follows:

I. DEFINITIONS

1.1	AFFILIATES means any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to this Agreement to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affaire of the entity.

1.2	EFFECTIVE DATE is the date first set Forth above,

1.3	FIELD OF USE means all fields.

1.4	LICENSED PATENT RIGHTS means patent rights to any subject matter claimed in or covered by any of the following: […***…] (both applications together the “Parent Applications” as set forth in Appendix A); includes any continuations and divisionals, continuations-in-part, patents issuing thereon and all reissues, re-examinations, divisions or extensions thereof, and any and all foreign patents and patent applications

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1.5	LICENSED PRODUCT means any process or method, material, compositions, drug, or other product, the manufacture, use, or sale of which would constitute, but for the license granted to LICENSEE pursuant to this Agreement, an infringement of a claim of Patent Rights (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

1.6	NET SALES REVENUES means the gross sales revenues and fees billed by LICENSEE and AFFILIATES from the sale of Licensed Product less trade discounts allowed, refunds, returns and recalls, amounts allowed for bad debt, outward bound transportation and delivery charges, transportation and product liability insurance, government- mandated retroactive price reductions, tariff duties, and sales taxes.

In the event that LICENSEE and/or AFFILIATES sell LICENSED PRODUCT(S) in combination with a device for delivery or as part of a kit and such other devices or components (collectively “Other Components”), then NET SALES REVENUES for purposes of royalty payments shall be calculated using one of the following methods: (x) if all LICENSED PRODUCT(S) and Other Components contained in the combination are available separately, then NET SALES REVENUES, shall be calculated by multiplying the NET SALES REVENUES of the combination by the fraction A/A+B, where A is the invoice price of all LICENSED PRODUCT(S) in the combination and B is the invoice price of all Other Components in the combination; (y) if the combination includes Other Components which are not sold separately (but all LICENSED PRODUCT(S) contained in the combination are available separately), then NET SALES REVENUES shall be calculated by multiplying the NET SALES REVENUES of the combination by the fraction A/C, where A is defined above and C is the invoice price of the combination; and (z) if the LICENSED PRODUCT(S) and the Other Components in the combination are not sold or available separately, then NET SALES REVENUES for purposes of determining royalties on the combination shall be calculated by multiplying NET SALES REVENUES of the combination by the fraction D/D+E, where D is the fully burdened manufacturing cost of LICENSED PRODUCT(S) at the point of assembly into the combination and E is the fully burdened manufacturing cost of the Other Components included in the combination at such point.

In the event any LICENSED PRODUCT(S) shall be sold by Company to an AFFILIATE or among AFFILIATES for subsequent resale to an unaffiliated third party, then the royalty due hereunder shall be based upon the greater of: (a) NET SALES REVENUES received by Company from the AFFILIATE and (b) NET SALES REVENUES received by the AFFILIATE from the purchaser of such LICENSED PRODUCT(S).

1.7	TERRITORY means worldwide.

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II.

II. license grant

2.1	LICENSOR hereby grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, an exclusive right in the FIELD OF USE, in the TERRITORY to make, have made, use, have used, export, import, offer for sale, sell, and have sold the Licensed Products in Italy, the United States, and worldwide in the Exclusive Field, subject to Retained Rights (below) and freely and fully sublicenseable-LICENSEE shall have a […***…] first right of negotiation to have the reasonable opportunity to license from LICENSOR any new and separate patent applications assigned to LICENSOR by any of the Inventors, not falling within the definition of “PATENT RIGHTS,” but utilizing (or enabling the use of) cardiac stem cells in cardiac care.

2.2	LICENSOR also grants to LICENSEE the right to issue sublicenses to third parties to make, have made, export, import, use, have used, sell, have sold, and offer for sale LICENSED PRODUCTS as long as LICENSEE has current exclusive rights thereto under this Agreement and shall compensate LICENSOR pursuant to Section 3.4 of this Agreement for sublicenses.

2.3	LICENSOR, subject to Section 10.4, reserves and retains the right (and the rights granted to LICENSEE herein shall be limited accordingly) to make, use, and practice for its own internal research by (only) the Inventors and/or for educational purposes the inventions falling within the scope of the LICENSED PATENT RIGHTS.

III. FINANCIAL OBLIGATIONS, PAYMENT AND REPORTS

3.1	LICENSEE shall pay to LICENSOR a License Issue Fee of […***…]:

-  the first installment of […***…] shall be transferred within […***…] immediately following the EFFECTIVE DATE;

-  the second installment of […***…] will be due and payable within […***…] following the EFFECTIVE DATE.

3.2	LICENSEE shall assure to LICENSOR Minimum Annual Royalties Guaranteed described below:

-  […***…] per annum for the rolling two years immediately starting with the third coming year since the EFFECTIVE DATE;

-  […***…] per annum starting with the third year and during the period this Agreement is in force as set forth below.

Minimum Annual Royalties are fully creditable.

3.3	LICENSEE shall pay LICENSOR […***…] of all royalties received as a result of sublicenses granted pursuant to Section 2.2 of this Agreement (which royalties for the purpose of this Section 3.3 shall be “net” of any third-party royalties paid by LICENSEE (or by any AFFILIATE or sublicensee on behalf of LICENSEE) for any such third-party royalties due to be paid under a license agreement from any such third party to LICENSEE).

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3.4	Royalties shall accrue when LICENSED PRODUCTS, with respect to the NET SALES REVENUES of which earned royalty payments are required under this Agreement, are invoiced to the customer by LICENSEE or an AFFILIATE.

3.5	LICENSEE shall provide LICENSOR with semestral reports as to its R&D, regulatory, and commercialization progress.

3.6	LICENSEE shall be responsible for the collection and payment of all royalties owed to LICENSOR resulting from any sublicense(s) granted by LICENSEE.

3.7	LICENSEE understands and agrees that a declaration of invalidity by a court of competent jurisdiction of any patent under the LICENSED PATENT RIGHTS shall not be prejudicial to this Agreement with respect to royalties previously paid to LICENSOR by LICENSEE. Therefore, should any such patent be declared invalid, LICENSOR shall have no obligation to repay to LICENSEE the license issue fee nor any portion of the royalties already received from LICENSEE in accordance with the provisions of this Agreement.

3.8	LICENSEE shall maintain at its principal office usual books of account and records showing its actions under this Agreement. Such books and records shall be open to inspection and copying, upon reasonable notice during usual business hours by an independent certified public accountant reasonably acceptable to LICENSEE for two (2) years after the calendar quarter to which they pertain, for purposes of verifying the accuracy of the royalties paid by LICENSEE under this Agreement at LICENSOR’s expense. Such audits shall not occur more frequently than once during any period of one year. LICENSOR and any such independent certified public accountant shall treat LICENSEE’s books and records as confidential.

3.9	In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of 0.8% per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.

3.10	Until such time as LICENSOR provides LICENSEE with written notice to the contrary, all payments to the LICENSOR by LICENSEE pursuant to this Agreement shall be paid […***…].

3.11	Royalties and payments arising from sublicensee royalties shall be paid to LICENSOR on a quarterly basis on or before each April 30, My 31, October 31, and January 31 for the preceding quarter ending upon March 31, June 30, September 30, and December 31, respectively, and shall be paid with a report detailing such royalties and payments.

3.12	In accordance with Sections 3.1, 3.2 and 3.3 above, License Issue Fee and Royalties due by LICESEE to the LICENSOR shall be secured by a first demand irrevocable bank guarantee (with a branch in Italy). The bank guarantee shall be presented to LICENSOR within the first rolling month since the EFFECTIVE DATE and shall terminate automatically in any case of termination of the Agreement.

IV. PATENT PROSECUTION

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4.1	During the term of this Agreement, LICENSOR shall control patent filing, prosecution and maintenance, upon consultation with LICENSEE. Both Parties shall instruct patent counsel to cross copy each other with copies of all documents (or drafts thereof) pertaining to the filing, prosecution or maintenance of the Patent Rights to enable both parties to have a meaningful opportunity to review and comment thereon.

4.2	During the period that this Agreement is in force:
a.	If LICENSEE desires to have a patent application filed in any country(ies) in which a patent application is not then being prosecuted LICENSEE shall notify LICENSOR, in writing, and shall bear the responsibility to file, prosecute such applications and maintain the resulting patents.
b.	LICENSOR shall diligently prosecute and maintain the LICENSED PATENT RIGHTS (including any additional patents included by virtue of Section 4.2a herein) using its counsel of choice. LICENSOR shall provide LICENSEE with copies of all relevant documentation so that LICENSEE may be informed and apprised of the continuing prosecution and LICENSEE agrees to keep such documentation confidential.
c.	All invoices relating to the reasonable costs of prosecution and maintenance of patents in the Selected Countries shall be sent directly to LICENSEE by LICENSOR’s counsel of choice. LICENSEE shall have thirty (30) days from the date of LICENSEE’s receipt of such invoices to make payment to LICENSOR’s counsel of choice.
d.	It shall be the responsibility of LICENSOR, whether directly or through LICENSOR’s counsel of choice, to notify and keep LICENSEE informed of the status of all pending and issued claims under the LICENSED PATENT RIGHTS.

V. INFRINGEMENT

5.1	Each Party shall promptly notify the other Party in writing of any suspected infringement(s) of the LICENSED PATENT RIGHTS and shall inform the other Party of any evidence of such infringement(s).

5.2	LICENSOR shall have the first right to enforce any patent within Patent Rights and the Field against any infringement or alleged infringement. LICENSOR shall reasonably cooperate in any such litigation at LICENSEE’s expense, including being named as a party plaintiff. If LICENSOR does not take all necessary action to enforce a particular patent, LICENSEE has the option (but not the obligation) to do so.

VI. TERM AND TERMINATION

6.1	This Agreement, unless extended or earlier terminated as provided herein, shall remain in effect until the later of: (a) the last claim of any patent or patent application comprising LICENSED PATENTS RIGHTS has expired or been abandoned

6.2	This AGREEMENT may be terminated immediately by either party upon written notice should the other party become insolvent, file a petition under any bankruptcy or insolvency act, or have any such petition filed against it, or offer any general composition to its creditors, because of the happening of such act, event or offer.

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6.3	LICENSEE may terminate, for any reason, upon giving LICENSOR ninety (90) days written notice. Prior obligations, such as payment of owed royalties, are not affected by termination.

6.4	Termination of this Agreement shall not terminate LICENSEE’s obligation to file all reports and to pay all royalties with respect to LICENSED PRODUCTS which shall have accrued hereunder.

6.5	All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, as amended (the “Code”), licenses of rights to “intellectual property” as defined under Section 101 of the Code. The parties agree that LICENSEE is a licensee of such rights under this Agreement and shall retain and may fully exercise all rights under the Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against LICENSOR or its assignee under the Code, LICENSEE shall be entitled to (x) take control of the patent prosecution of the Patent Rights and (y) receive a complete duplicate of (or complete access to, as appropriate) any such intellectual properly and all embodiments of such intellectual property. Such intellectual property and embodiments, if not already in LICENSEE’s possession, shall be, within ten (10) days of the commencement of such proceeding, delivered to it upon LICENSOR’s receipt of a request therefore, unless LICENSOR (or a trustee on behalf of LICENSOR) elected to continue to perform all of its obligations under this Agreement. Nothing herein shall constitute LICENSEE’s acquiescence or agreement that all or any portion of this Agreement is subject to rejection.

VII. BREACH AND CURE

7.1	In addition to applicable legal standards, LICENSEE shall be in material breach of this Agreement for failure to pay amounts due pursuant to Section III (FINANCIAL OBLIGATIONS).

7.2	Either party shall have the right to cure its material breach. The cure shall be effected within a reasonable time but in no event later than ninety (90) days after written notice of breach given by the non-breaching party.

VIII. WARRANTY

8.1	LICENSOR represents and warrants that: (a) it owns the entire right, title and interest in the patent applications or patents comprising the LICENSED PATENT RIGHTS in the FIELD OF USE; (b) it has the power and authority to grant licenses under said LICENSED PATENT RIGHTS; (c) it has not made and shall not make any commitments to third parties inconsistent with or in derogation of this Agreement; (d) it shall advise LICENSEE within thirty (30) days (or more promptly if and as practicable) of learning of any legal action or proceeding being instituted against LICENSOR relating to the LICENSED PATENT RIGHTS; and, (e) to the knowledge of LICENSOR, the LICENSED PATENTS RIGHTS are valid and enforceable and have not been challenged by a third party in any judicial or administrative proceeding.

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8.2	Each Party represents and warrants to the other that (a) such Party is an entity or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) such Party has the legal power and authority to execute, deliver and perform this Agreement; (c) the execution, delivery and performance by such Party of this Agreement has been duly authorized; (d) this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (e) the execution, delivery and performance of this Agreement will not cause or result in a violation of any law, of such Party’s charter documents, or of any contract by which such Party is bound.

IX. COMPLIANCE WITH GOVERNMENTAL OBLIGATIONS

In exercising its rights in this Agreement, LICENSEE shall fully comply, at its own expense, with all governmental requirements and binding requests directed to it, and will provide all information and assistance necessary to comply with the governmental requests. Failure to take necessary action and to comply with said requirements and requests shall be considered a material breach of this Agreement. LICENSOR disclaims any obligations or liabilities arising under the license provisions of this Agreement if LICENSEE is charged in a governmental action for not complying with or fails to comply with any governmental regulations.

X. CONFIDENTIALITY

10.1	During the course of negotiating this Agreement, the Parties may have exchanged confidential information and may continue to exchange such information during the term of this Agreement With regard to the other Party’s Confidential Information, the receiving Party must use the Confidential Information solely for purposes of fulfilling its obligations under this Agreement and must safeguard the Confidential Information against disclosure to others with the same degree of care as each Party exercises with their own confidential information of a similar nature, but in no event less than a reasonable degree of care.

10.2	The obligations of the recipient of the Confidential Information under this Section X (CONFIDENTIALITY) do not apply to information:
a.	that is now, or becomes in the future, public knowledge other than through unauthorized acts or omissions of the recipient Party;
b.	that is lawfully obtained by the recipient Party from a third party without restrictions on use, duplication or disclosure;
c.	that the recipient Party can demonstrate by written records was previously known to the recipient Party or is developed by the recipient Party without reference to the Confidential Information; or,
d.	that is required to be disclosed by law, provided that the Party intending to make a disclosure required by law will give written notification to the other Party prior to such disclosure.

10.3	Confidential Information covered by this Section X (CONFIDENTIALITY) must be maintained as confidential for a period of […***…] after termination of this Agreement.

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10.4	LICENSEE agrees LICENSOR and/or inventors may publish manuscripts, abstractsor give seminars presenting the results of the research (by virtue of Section 2.3 herein) after the proposed publication or presentation has been notified in writing to LICENSEE thirty (30) days before.

XI. DISPUTE RESOLUTION

11.1	This Agreement, including the performance and enforceability hereof, shall be governed by and construed in accordance with the laws of Italy without regard to the conflict of law provisions found therein.

11.2	Both Parties will use reasonable efforts to reach an amicable negotiated settlement of any dispute concerning the interpretation or operation of this agreement. Disputes concerning this agreement shall not be litigated. If negotiation fails to resolve a dispute within sixty (60) days, either Party can require binding arbitration under the AAA International Arbitration Rules and this Article XI (provided that any inventor, sublicense, patent infringer, or other person or entity involved in such dispute either is already bound to participate in the same binding arbitration process or agrees in writing to do so, i.e., a Party cannot be bound to arbitration to resolve a dispute that is or could also be the subject of a separate litigation proceeding). If the Parties cannot agree within thirty (30) days on the choice of an arbitrator, each Party shall appoint its own arbitrator and those arbitrators shall jointly appoint a chairperson of an arbitral tribunal. Each Party shall be afforded reasonable opportunity for pre-arbitration discovery. An arbitral award shall not include punitive damages, costs, or interim measures. Each Party shall pay its own costs and an equal share of all other costs of mediation and arbitration, except for the exceptional circumstance in which an arbitral award may require the payment of all costs by a Party who has brought a plainly frivolous dispute. Unless otherwise agreed by the Parties when the occasion arises, arbitration shall be held in Milan, Italy This provision survives the Termination of this Agreement.

XII. MISCELLANEOUS

12.1	This Agreement sets forth the entire agreement between the parties concerning the subject matter hereof and supersedes all previous and contemporaneous representations and agreements, written or oral. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party by an authorized representative.

12.2	LICENSEE shall not assign or otherwise transfer, whether directly or indirectly, in whole or in part this Agreement, voluntarily, involuntarily, or by any other means (except to an AFFILIATE, or by operation of law including any merger or consolidation, substantial change in ownership or control of LICENSEE’s business), without the prior written consent of LICENSOR, which consent shall not be unreasonably withheld. This restriction does not limit or restrict LICENSEE’s rights under Sections 2.1 and 2.1 to sublicense. This Agreement shall bind the Parties, their successors and their permitted assigns.

12.3	This Agreement shall not be binding upon the Parties until it has been signed below on behalf of each Party by an authorized representative, in which event, it shall be effective as of the EFFECTIVE DATE.

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12.4	Should any provision of this Agreement be held invalid, illegal or unenforceable, by a court or other entity of competent jurisdiction, such provision shall be considered void. All other provisions, rights and obligations shall remain enforceable.

12.5	No failure or delay by a party in exercising any of its rights or remedies hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or farther exercise thereof of any other right or remedy. The rights and remedies of the parties provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

12.6	Headings used herein are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

12.7	This Agreement may be signed in counterparts, each of which together shall constitute one and the same Agreement, binding on the parties as if each had signed the same document. Any facsimile transmission of this Agreement that is signed by an authorized representative of a party is legally binding and enforceable and shall be recognized by the parties as an original document, but the parties shall nevertheless make commercially reasonable efforts to obtain original signatures.

UNIVERSITA DEGLI STUDI DI		CAPRICOR INC.
ROMA “LA SAPIENZA”

/s/ Renato Guarini		/s/ Eduardo Marbán
By: Eduardo Marban, M.D., Ph.D.
By: Renato Guarini
President
Rector
(SEAL)

ATTEST:

	By:	/s/ William E. Carlson
William E, Carlson, Esquire Secretary

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APPENDIX A
LICENSED PATENT RIGHTS

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